        Media Contact:
    Diane Vanasse
    diane.vanasse@credosemi.com

Investor Contact:
Dan O’Neil
dan.oneil@credosemi.com

FOR IMMEDIATE RELEASE

Credo Technology Group Holding Ltd Announces Appointment of Industry Veteran Clyde Hosein to Board of Directors
San Jose, Calif., April 2, 2024 – Credo Technology Group Holding Ltd (“Credo” or the “Company”) (Nasdaq: CRDO), an innovator in providing secure, high-speed connectivity solutions that deliver improved power efficiency as data rates and corresponding bandwidth requirements increase throughout the data infrastructure market, today announced the appointment of Clyde Hosein to the Company’s board of directors, effective April 3, 2024.
“Clyde's appointment to the Credo board underscores our commitment to strong financial stewardship and strategic growth," said Bill Brennan, President and Chief Executive Officer of Credo. "His extensive experience in navigating complex financial landscapes will be invaluable as we grow as a company and continue to advance our mission of providing secure, high-speed connectivity solutions. On behalf of the entire Company, I am honored to welcome Clyde to Credo.”
Mr. Hosein commented, “I am honored to join Credo’s board of directors at this pivotal juncture in the technology industry’s evolution. The emergence of Generative AI applications underscores the critical importance of high bandwidth connectivity solutions, and Credo’s reputation for innovation places it squarely at the forefront of this transformative landscape. I am eager to contribute my expertise to help steer the Company towards even greater success.”
About Clyde Hosein
Mr. Hosein has more than 25 years of experience as a chief financial officer responsible for the finance and accounting functions of publicly traded companies. He has served on the board of directors of Dentsply Sirona Inc. (Nasdaq: XRAY), one of the world’s largest manufacturers of professional dental products and technologies, since September 2020. He has been a member of the board of directors of Wolfspeed (NYSE: WOLF), the global leader in silicon carbide technology, since December 2005.

Most recently he served as Chief Financial Officer of AliveCor Inc., a medical device and AI company producing ECG hardware and software for consumer mobile devices, from March 2021 to April 2023. Prior to AliveCor, Mr. Hosein served as Chief Financial Officer of Automation Anywhere, Inc., an enterprise software provider of robotic process automation, from December 2017 to March 2021. From August 2013 to May 2017, he served as Executive Vice President and Chief Financial Officer of RingCentral, Inc. His other senior level financial positions have included the following: Chief Financial Officer and Chief Operating Officer of Marvell Technology Group Ltd., Vice President and Chief Financial Officer of Integrated Device Technology, Inc., and Chief Financial Officer at Candescent Technologies. Early in his career, he spent 14 years in financial and engineering roles at IBM Corporation.
About Credo
Our mission is to deliver high-speed solutions to break bandwidth barriers on every wired connection in the data infrastructure market. Credo is an innovator in providing secure, high-speed connectivity solutions that deliver improved power efficiency as data rates and corresponding bandwidth requirements increase exponentially throughout the data infrastructure market. Our innovations ease system bandwidth bottlenecks while simultaneously improving on power, security, and reliability. Our connectivity solutions are optimized for optical and electrical Ethernet applications, including the emerging 100G (or Gigabits per second), 200G, 400G,800G and the emerging 1.6T (or Terabits per second) port markets. Credo products are based on our proprietary Serializer/Deserializer (SerDes) and Digital Signal Processor (DSP) technologies. Our product families include Integrated Circuits (ICs) for the optical and line card markets, Active Electrical Cables (AECs) and SerDes Chiplets. Our intellectual property (IP) solutions consist primarily of SerDes IP licensing.
For more information, please visit https://www.credosemi.com. Follow Credo on LinkedIn.
Forward-Looking Statements
Certain matters discussed in this press release issued by Credo may constitute forward-looking statements within the meaning of the federal securities laws,, and could be impacted by a number of factors, including those described under the section entitled “Risk Factors” in Credo’s most recent Annual Report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission, which are accessible at www.sec.gov. Credo undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. From time to time, Credo may use its website as a distribution channel of material Company information. Credo routinely posts financial and other important information regarding the Company in the Investor Relations section of its website at www.investors.credosemi.com and encourages investors to consult that section regularly.